Exhibit 1b

                             ARTICLES OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                          LEGG MASON MONEY TRUST, INC.


         LEGG MASON MONEY TRUST, INC., a Maryland corporation, having its principal office in Maryland in the city of Baltimore, Maryland (the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to amend its charter as currently in effect.

         SECOND: That Article SECOND shall be amended to read in its entirety as follows:
                  SECOND: The name of the corporation is LEGG MASON TAX EXEMPT TRUST, INC. (the "Corporation").

         THIRD: That Article SEVENTH, Section 7.2, shall be amended by deleting the first full sentence therein and substituting for it a sentence to read as follows:

                  Without limiting the authority of the Board of Directors set forth herein to establish and designate any further classes, there is hereby established and designated a class of stock to be known as: the Money Market Portfolio Series.

         FOURTH: The foregoing amendments were approved by a majority of the entire board of directors on February 10, 1983.

         FIFTH: No stock entitled to be voted on the matter was outstanding or subscribed for at the time of approval.

         The foregoing Articles of Amendment to the Articles of Incorporation will become effective and part of the charter when the Department of Assessments and Taxation accepts them for record.

         IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on behalf by its President and its corporate seal to be hereunto affixed and attested to by its Secretary on this 10th day of February, 1983.

                                             LEGG MASON MONEY TRUST, INC.


Attest: /s/ Charles A. Bacigalupo            By:   /s/ John F. Curley
        ________________________                 ___________________________
        Secretary                                  John F. Curley, Jr.

                                  CERTIFICATE



         THE UNDERSIGNED, President of Legg Mason Money Trust, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges in the name and on behalf of said corporation the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                                 /s/ John F. Curley
                                                 ______________________________
                                                 John F. Curley, Jr., President


State of Maryland   )
                    )      ss:
City of Baltimore   )

         I HEREBY CERTIFY that on February 10, 1983, before me the subscriber, a notary public of the State of Maryland in and for the City of Baltimore, personally appeared John F. Curley, Jr., President of Legg Mason Money Trust, Inc., a Maryland corporation, and in the name and on behalf of said corporation acknowledged the foregoing Articles of Amendment to be the corporate act of said corporation and further made oath in due form of law that the matters and facts set forth in said Articles of Amendment with respect to the approval thereof are true to the best of his knowledge, information and belief.

         WITNESS my hand and notorial seal, the day and year last above written.



                                          /s/ Thomas P. Forbes, Jr.
                                          _________________________
                                          Notary Public

                                          MY COMMISSION EXPIRES JULY 1, 1985